Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-169015 and 333-266556) on Form S-8 of Graham Corporation of our report dated June 18, 2026 with respect to the statement of net assets available for benefits of the Graham Corporation Employee Stock Purchase Plan as of March 31, 2026 and the related statement of changes in net assets available for benefits for the year ended, which report appears in the March 31, 2026 annual report on Form 11-K of the Graham Corporation Employee Stock Purchase Plan.

/s/ Caron & Bletzer, PLLC

Caron & Bletzer, PLLC
Kingston, New Hampshire
June 18, 2026

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